Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated February 14, 2025 relating to the Common Stock, par value $0.001 per share of Kezar Life Sciences, Inc., shall be filed on behalf of the undersigned.

Avidity Partners Management LP By Avidity Partners Management (GP) LLC, its general partner By: /s/ Michael Gregory
Title: Managing Member

Avidity Partners Management (GP) LLC By: /s/ Michael Gregory
Title: Managing Member

Avidity Capital Partners Fund (GP) LP By Avidity Capital Partners (GP) LLC, its general partner By: /s/ Michael Gregory
Title: Managing Member

Avidity Capital Partners (GP) LLC By: /s/ Michael Gregory
Title: Managing Member

Avidity Master Fund LP By Avidity Capital Partners Fund (GP) LP, its general partner By: Avidity Capital Partners (GP) LLC, its general partner By: /s/ Michael Gregory
Title: Managing Member

David Witzke By: /s/ David Witzke

Michael Gregory By: /s/ Michael Gregory